EXHIBIT 10.1

AMENDED & RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) among Las Vegas Sands Corp., a Nevada corporation (“LVSC”), Las Vegas Sands, LLC (f/k/a Las Vegas Sands, Inc.), a Nevada limited liability company and wholly-owned subsidiary of LVSC (“LVSLLC” and together with LVSC, the “Company”) and Sheldon G. Adelson (“Executive”) is effective as of January 1, 2017 (the “Effective Date”).
WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of November 18, 2004, as amended December 31, 2008 (the “Prior Agreement”);
WHEREAS, the Company desires to continue to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement, which shall supersede the Prior Agreement as of the Effective Date; and
WHEREAS, Executive desires to accept and continue his employment on the terms hereinafter set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, and intending to be legally bound thereby, the Company and Executive agree as follows:
1.Employment. The Company shall employ Executive, during the Term (as defined below) and subject to the conditions set forth in this Agreement, to serve as Chief Executive Officer of the Company and in such other managerial or executive capacity as the Board of Directors of LVSC (the “Board”) may from time to time determine and, except as otherwise required by applicable law or regulation, as Chairman of the Board and of the board of directors of LVSLLC. Executive shall only report to the Board, and all other employees and executives of the Company shall report to Executive or to a person who reports, directly or indirectly, to Executive.
2.    Duties. Executive shall have such powers, duties and responsibilities as are generally associated with his office, as the same may be modified and/or assigned to Executive from time to time by the Board consistent with his office, including:
(a)    participation and involvement in the proposed development activities of the Company, including the planning, financing, construction and implementation stages, as shall be requested by the Board;
(b)    the efficient operation and maintenance of the hotel and casino properties of the Company;
(c)    the promotion, marketing and sale of the goods and services offered by the Company;
(d)    the preparation of budgets and allocation of funds;

Employment Agreement

(e)    the establishment or continuation of adequate management reporting and control systems;
(f)    the recruitment, selection, training, delegation of duties and responsibilities, and supervision of subordinates; and
(g)    the direction, review and oversight of all programs, systems, departments and functions related to the management and administration of the Company.
3.    Performance. Executive hereby accepts the employment described herein under the terms and conditions set forth in this Agreement. Executive covenants and agrees faithfully and diligently to perform all of the duties of his employment, devoting his business and professional time, attention, energy and ability to promote the business interests of the Company; provided, however, that the foregoing shall not preclude Executive from engaging in civic, charitable, educational, or religious activities or from devoting a reasonable amount of time to private investments and/or family affairs that do not unreasonably interfere with the performance of Executive’s duties under this Agreement.
4.    Term. The initial term of Executive’s employment hereunder shall commence as of the Effective Date and shall expire on the day prior to the fifth anniversary of the Effective Date (the “Initial Term”), unless sooner terminated as provided herein. The term of Executive’s employment shall thereafter be automatically extended for successive one-year periods (each such period, a “Renewal Term”) unless, no later than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, Executive shall give written notice to the Company of his intention not to extend, in which event this Agreement, and Executive’s employment hereunder, shall terminate at the end of the Initial Term or Renewal Term, as applicable (the Initial Term plus any Renewal Term(s) shall collectively be referred to as the “Term”).
5.    Licensing Requirement. Executive is presently licensed as a casino key employee (the “License”) by the Nevada Gaming Commission upon the recommendation of the state Gaming Control Board (collectively, the “Nevada Gaming Authorities”), pursuant to the provisions of applicable Nevada laws and regulations. Executive agrees, at the Company’s sole cost and expense, to cooperate with the Nevada Gaming Authorities to maintain the License in full force and effect and in good standing during the Term.
6.    Compensation and Benefits. As more fully provided in this Section 6, Executive shall be entitled to receive salary, benefits and other payments of regular compensation. In addition, Executive shall be eligible to participate in LVSLLC’s Executive Cash Incentive Plan (or any applicable successor executive cash incentive plan, as in effect from time to time, the “Executive Cash Incentive Plan”) and LVSC’s 2004 Equity Award Plan (or any applicable successor equity incentive plan, as in effect from time to time, the “Equity Award Plan”), each as administered by the Compensation Committee of the Board (the “Committee”).
(a)    Base Salary. During the Term, Executive shall receive a base salary of no less than $5,000,000 per year (as it may be increased from time to

Employment Agreement

time, the “Base Salary”). Each year during the Term, the Committee shall review Executive’s Base Salary for potential increase; provided that the Base Salary may not be decreased. The Base Salary shall be paid in accordance with the usual payroll practices of the Company, but in no event less frequently than semi-monthly. Executive acknowledges and agrees that any retroactive Base Salary to be paid to Executive from the Effective Date to the date that this Agreement was executed will be offset by any bonus payments already made to Executive under the Prior Agreement in 2017.
(b)    Annual Bonus.
(i)    During the Term, Executive shall be eligible to receive an annual cash bonus (the “Bonus”) under the Executive Cash Incentive Plan in respect of each fiscal year of the Company (a “Fiscal Year” which, as of the date hereof, is the period January 1 through December 31) commencing or ending during the Term.
(ii)    The Bonus shall be earned and payable annually based on the attainment of an EBITDA target (and/or such other or additional target(s) as may be mutually agreed by Executive and the Committee) established by the Committee for each such year following consultation with Executive and other senior management (such applicable target(s), the “EBITDA Target”). The EBITDA Target for each Fiscal Year shall be established not later than 90 days following the commencement of such Fiscal Year. Payments of Bonus that are earned, if any, shall be made as soon as practicable following the determination by the Committee that such amounts have been earned, and in any event within 60 days following the end of the relevant Fiscal Year.
(iii)    The maximum Bonus for each Fiscal Year during the Term shall be 250% of the Base Salary (the “Maximum Bonus”). The Maximum Bonus for the applicable Fiscal Year shall be determined as follows: if (A) less than eighty-five percent (85%) of the EBITDA Target is achieved in respect of a Fiscal Year, then the Bonus for such Fiscal Year shall be zero; (B) eighty-five (85%) of the EBITDA Target is achieved in respect of a Fiscal Year, then the Bonus for such Fiscal Year shall be 20% of the Maximum Bonus for such Fiscal Year; and (C) one hundred percent (100%) or greater of the EBITDA Target is achieved in respect of a Fiscal Year, then the Bonus for such Fiscal Year shall be the full Maximum Bonus for such Fiscal Year; provided, however, that amount of the Bonus shall be determined using straight line interpolation for performance between eighty-five percent (85%) of the EBITDA Target and one hundred percent (100%) of the EBITDA Target.
(c)    Equity Awards. In the 2017 Fiscal Year, and in each Fiscal Year during the Term thereafter while Executive is employed by the Company, Executive shall be granted a nonqualified stock option to purchase shares of the

Employment Agreement

Company’s common stock, $0.001 par value per share (“Shares”), under the Equity Award Plan, at a per Share exercise price equal to the fair market value of a Share on the date of grant (the “Option Incentive Award”). The Option Incentive Award for the 2017 Fiscal Year shall be granted as soon as practicable following the execution of this Agreement, and the Option Incentive Award for each subsequent Fiscal Year during the Term shall be granted following the first meeting of the Board during the Fiscal Year to which such Option Incentive Award relates (at the time when equity incentive award are granted to other employees of the Company, but in no event later than March 15 of such Fiscal Year). The number of Shares subject to each Option Incentive Award shall be the number of Shares necessary to cause the Black-Scholes-Merton value of such Option Incentive Award to equal $1,000,000 on the date of grant, determined by using inputs consistent with those the Company uses for its financial reporting purposes. Each Option Incentive Award shall vest with respect to thirty-three and one-third percent (33 ⅓ %) of the options subject thereto on each of the first through third anniversaries of such Option Incentive Award’s date of grant. Subject to Section 10, each Option Incentive Award shall have such termination, forfeiture and other terms as are applicable to stock option awards granted to other senior executives of the Company, as set forth in the Equity Award Plan and the applicable award agreement.
(d)    Employee Benefit Plans. During the Term, Executive shall be entitled to participate in any fringe, group health, medical, dental, hospitalization, life, accident insurance or other welfare plans, and any tax-qualified pension, tax‑qualified profit sharing or tax-qualified retirement plans, which may be placed in effect or maintained by the Company during the Term for the benefit of its employees generally or for its senior executives, subject to all restrictions and limitations contained in such plans or established by governmental regulation. In addition to the foregoing, Executive shall be entitled to participate in such executive retirement and capital accumulation plans as may be established, sponsored or maintained by the Company and in effect from time to time for the benefit of its senior executives, including any nonqualified supplemental executive retirement plan or deferred compensation plan.
(e)    Expense Reimbursement. Executive is authorized to incur reasonable expenses consistent with his duties as Chief Executive Officer and Chairman of the Board and of the board of directors of LVSLLC in accordance with the policies of the Company established and in effect from time to time and, except as may be otherwise agreed, the Company will reimburse Executive for all such expenses upon submission of an itemized accounting and substantiation of such expenditures in accordance with the policies of the Company established and in effect from time to time.
(f)    Additional Reimbursement. During the Term and subject to a maximum of $200,000 per Fiscal Year, Executive shall be entitled to reimbursement from the Company for (i) the fees and expenses incurred by Executive’s outside legal counsel and (ii) tax preparation and/or financial

Employment Agreement

planning expenses, and, except as may be otherwise agreed, the Company will reimburse Executive for such expenses upon submission of an itemized accounting and substantiation of such expenditures in accordance with the policies of the Company established and in effect from time to time.
(g)    Perquisites.
(i)    Vacations and Holidays. Executive shall be entitled to vacations and holidays as provided in the Company’s applicable vacation and other paid time off policies, as in effect from time to time, but no less than the following: four weeks of paid vacation leave per year at such times as may be requested by Executive and reasonably approved by the Company.
(ii)    Automobile. During the Term, the Company shall reimburse Executive for the full cost (including all related and/or ancillary expenses) incurred by Executive with respect to Executive’s acquisition and use of an automobile and driver of his choice.
(iii)    Aircraft Usage. The Company has obtained access to a business jet pursuant to a timesharing agreement with an entity controlled by Executive. Subject to the availability of such aircraft to the Company under the timesharing agreement, the Company shall make such aircraft available to Executive for his and his companions’ travel. When such aircraft is not available to the Company, the Company shall make available to Executive a Gulfstream large-cabin or larger aircraft for his and his companions’ travel. Regardless of which aircraft the Company provides to Executive, the Company shall cause the aircraft to be provided with a level of staffing and amenities reasonably acceptable to Executive, including catering and communications capabilities.
(iv)    Security. To ensure the personal safety of Executive and his spouse and his children, the Company shall, at its sole cost and expense, provide security services to such individuals during the Term of a nature commensurate with Executive’s position and on a basis reasonably acceptable to Executive; provided, however, that the Company may cease providing direct security services to any of Executive’s children who attain age twenty-two (22).
7.    Confidentiality & Non-Disparagement.
(a)    Executive agrees that he will hold in strictest confidence and, without prior approval of the Board, except in connection with the performance of his duties hereunder, will not disclose to any person, firm, corporation or other entity, any confidential information which he has acquired or may hereafter acquire during his employment by the Company pertaining to the business or affairs of the Company or any of its subsidiaries or affiliates, including

Employment Agreement

(i) proprietary information or other documents concerning the Company’s or its subsidiaries’ or affiliates’ policies, prices, systems, methods of operation, contractual arrangements, customers or suppliers; (ii) the Company’s or its subsidiaries’ or affiliates’ marketing methods, credit and collection techniques and files; or (iii) the Company’s or its subsidiaries’ or affiliates’ trade secrets and other “know how” or information concerning its business and affairs not of a public nature. The covenant and agreement set forth in this Section 7(a) shall apply during Executive’s employment by the Company and shall survive termination of this Agreement, and Executive’s employment hereunder, for any reason and shall remain binding upon Executive without regard to the passage of time or other events; provided, however, that this Section 7(a) shall not apply to any information which: (A) becomes generally available to the public other than as a result of disclosure by Executive in violation of this Agreement; (B) was or becomes available to Executive on a non-confidential basis prior to its disclosure to Executive by the Company from a source other than the Company, provided that such source is not to Executive’s knowledge bound by a confidentiality agreement with the Company; (C) was or is independently developed by Executive without the use of the Company’s materials; or (D) is shared by Executive with his personal, legal, financial or other advisors who are bound by a duty or agreement of confidentiality.
(b)    Nothing herein shall be construed to prevent disclosure of confidential or proprietary information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order and, to the extent permitted by law or legal process, Executive first notifies the Company to facilitate the Company seeking a protective order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, to the extent that such rules are applicable to the Company, or of any other whistleblower protection provisions of state or federal law or regulation which are applicable to the Company, or (ii) require notification or prior approval by the employer of any reporting described in clause (i)
(c)    At no time during or after the Term shall the Company or any of its subsidiaries, or any of their respective directors or executives, publicly make, release, utter or disseminate any false or disparaging statements regarding Executive, his work for the Company or its subsidiaries or affiliates, or his family or personal affairs, except solely to the extent that any such statement may be required by applicable law.

Employment Agreement

8.    Restrictive Covenant. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates and accordingly agrees as follows:
(a)    During the Term and in the case of a termination of Executive’s employment with the Company for any reason other than due to Executive’s Retirement (as defined below), for a period of one (1) year from the date of termination, Executive shall not directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, own, manage, finance, operate, control or otherwise engage or participate in any manner or fashion in, any hotel or casino in (I) Clark County, Nevada (including the City of Las Vegas), (II) the Macau Special Administrative Region of The People’s Republic of China or (III) any other location in which the Company or any of its affiliates is doing business at the time of Executive’s termination (a “Competing Business”). Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person or entity which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive is not a controlling person of, or a member of a group which controls, such person or entity.
(b)    In addition to, and not in limitation of, the provisions of Section 8(a), Executive agrees, for the benefit of the Company and its affiliates, that during the Term and for the period commencing on the date of Executive’s termination and ending on the first anniversary of such date of termination, Executive shall not, directly or indirectly, either as principal, agent, employee, consultant, partner, officer, director, shareholder, or in any other individual or representative capacity, on behalf of Executive or any other person or entity other than the Company or its affiliates, solicit or induce, or attempt to solicit or induce, directly or indirectly, any person who is, or during the six months prior to the termination of Executive’s employment with the Company was, an employee or agent of, or consultant to, the Company or any of its affiliates to terminate its, his or her relationship therewith for the purpose of engaging in a Competing Business.
(c)    Executive understands that the provisions of this Section 8 may limit his ability to earn a livelihood in a business similar to the business of the Company but he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to Executive, and (v) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in this Section 8. In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that he shall not assert that, and it should not be considered that, any provisions of this Section 8 otherwise are void, voidable or

Employment Agreement

unenforceable or should be voided or held unenforceable. Notwithstanding anything herein to the contrary, it shall not be a violation of this Section 8 for any business or entity with which Executive is affiliated or associated to engage in any activity prohibited by this Section 8, but only so long as Executive was not directly involved or engaging in the prohibited activity.
(d)    It is expressly understood and agreed that, although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(e)    For purposes of this Agreement, “Retirement” shall mean a Voluntary Termination (as defined below) on or after the date on which Executive attains age 65.
9.    Disability. If, during his employment with the Company, Executive shall, in the opinion of an independent physician selected by agreement between the Board and Executive, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for a continuous period of six (6) consecutive full months (a “Disability”), then the Company shall have the right to terminate Executive’s employment hereunder in accordance with the provisions of Sections 10(a)(ii) and 10(d)(ii).
10.    Termination Events.
(a)    In General. Notwithstanding the provisions of Section 4 of this Agreement, this Agreement and Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:
(i)    Executive’s death;
(ii)    the giving of written notice of termination by the Company based upon Executive’s Disability;
(iii)    the giving of written notice to Executive by the Company that he is discharged for Cause (as hereinafter defined);
(iv)    the giving of written notice by Executive to the Company that Good Reason (as hereinafter defined) has occurred and that he has elected to resign, in which event termination shall occur thirty (30) days after delivery of such notice unless such act or omission that gave rise to

Employment Agreement

Good Reason has been cured by the Company prior to the expiration of such thirty (30) day period; or
(v)    (A) the giving of written notice by Executive that Executive has chosen to terminate his employment with the Company without Good Reason or due to Retirement, in which case his employment shall terminate sixty (60) days after receipt of such notice by the Company or (B) the giving by Executive of a notice of intention not to extend the Term pursuant to Section 4 hereof, in which case his employment shall terminate at the end of the then current Initial or Renewal Term, as applicable (in either case, a “Voluntary Termination”).
For the avoidance of doubt, the Company may not terminate Executive’s employment without Cause hereunder (except pursuant to Section 10(a)(ii) above).
(b)    “Cause,” as used in Section 10(a)(iii) above, shall mean that the Board, at a duly noticed meeting, has determined that there has been a final and non-appealable revocation of the License by the Nevada Gaming Authorities; provided, however, that, in the event that such revocation occurs without any fault on the part of Executive, any termination pursuant to this Section 10(b) shall be treated in the same manner as a termination due to Disability pursuant to the provisions of Section 10(d)(ii); and provided further, however, that, in the event of any revocation of the License by the Nevada Gaming Authorities, (i) the Company shall use its best efforts to resolve or assist in resolving such appeal process favorably for Executive and as promptly as practicable, and (ii) Executive may, in his sole discretion, request that the Board place Executive on an administrative leave of absence (with full compensation and benefits) during the pendency of any appeal period and/or process.
(c)    “Good Reason,” as used in Section 10(a)(iv) above, shall mean:
(i)    (A) the failure of the Company to maintain Executive as the sole Chief Executive Officer of the Company and any parent entity of the Company or (B) except as otherwise required by applicable law or regulation, the failure of Executive to be retained as Chairman of the Board or of the board of directors of LVSLLC or any parent entity thereof;
(ii)    a reduction in Executive’s Base Salary, maximum annual Bonus opportunity, benefits or perquisites;
(iii)    any requirement that Executive report directly to any person or entity other than the Board;
(iv)    any relocation of (A) the Company’s headquarters or (B) Executive’s primary office location, in either case to a location more than 30 miles from its location as of the Effective Date;

Employment Agreement

(v)    a change in the duties and responsibilities of office that would cause Executive’s position to have less dignity, importance, authority or scope than intended at the Effective Date and as set forth herein; or
(vi)    a material breach of this Agreement by the Company.
(d)    Consequences. Termination pursuant to this Section 10 shall have the following consequences:
(i)    Death. In the case of a termination of this Agreement and Executive’s employment hereunder due to Executive’s death, Executive’s estate shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination (including with respect to any completed Fiscal Year); (B) continued payment of the Base Salary and annual Bonus Executive would have received had he remained employed for the twelve (12) months following the date of termination; (C) a pro rata Bonus for the year of termination, payable when annual bonuses would normally be paid to other executive officers of the Company, in an amount equal to the product of (x) the annual Bonus Executive would have earned had Executive remained employed with the Company for the entire Fiscal Year in which the termination of Executive’s employment occurs, multiplied by (y) a fraction, the numerator of which is the number of days in the Fiscal Year prior to the date of termination and the denominator of which is 365 (the “Pro Rated Bonus”); (D) accelerated vesting of all outstanding equity and equity-linked awards (including Option Incentive Awards) so that all such awards are fully vested as of the date of termination, and with all option awards (including Option Incentive Awards) remaining exercisable during the full original term of the option (without regard to termination of service); and (E) continued participation of Executive’s covered dependents in the health and welfare benefit plans of the Company during the twelve (12) month period following the date of termination.
(ii)    Disability. In the case of a termination of this Agreement and Executive’s employment hereunder by the Company due to Disability, Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination (including with respect to any completed Fiscal Year); (B) continued payment of the Base Salary and annual Bonus Executive would have received had he remained employed for the twelve (12) months following the date of termination, less any short term disability insurance proceeds received by Executive during such twelve (12) month period; (C) a Pro Rated Bonus; (D) accelerated vesting of all outstanding equity and equity-linked awards (including Option Incentive Awards) so that all such awards are fully vested as of the date of termination, and with all option awards (including Option Incentive Awards) remaining exercisable during the full original

Employment Agreement

term of the option (without regard to termination of service); and (E) continued participation in the health and welfare benefit plans of the Company during the twelve (12) month period following the date of termination.
(iii)    Retirement. In the case of a termination of this Agreement and Executive’s employment hereunder due to Executive’s Retirement (other than a Post-Change in Control Voluntary Termination (as defined below)), Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination (including with respect to any completed Fiscal Year); (B) a Pro Rated Bonus; (C) continued vesting of all outstanding equity and equity-linked awards (including Option Incentive Awards) in accordance with their terms so that all such awards continue to vest, restrictions on any restricted Shares continue to lapse, and any exercise periods continue, at the same rate as if Executive had remained employed by the Company at all times; and (D) continued participation in the health and welfare benefit plans of the Company during the twelve (12) month period following the date of termination.
(iv)    For Cause; Voluntary Termination. In the case of a termination of this Agreement and Executive’s employment hereunder by the Company for Cause or due to a Voluntary Termination (other than a Retirement or a Post-Change in Control Voluntary Termination), Base Salary and benefits, including the vesting of any equity awards, payable to Executive shall immediately cease, subject to any requirements of law.
(v)    For Good Reason (No Change in Control). In the case of a termination of this Agreement and Executive’s employment with the Company by Executive for Good Reason at any time other than within the two (2) year period following a Change in Control (as that term shall be defined in the Equity Award Plan), then Executive shall be entitled to receive (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination (including with respect to any completed Fiscal Year); (B) continued payment of the Base Salary and annual Bonus Executive would have received had he remained employed through the remainder of the Term (or, if longer, for the twelve (12) months following the date of termination); (C) the Pro Rated Bonus; (D) accelerated vesting of all outstanding equity and equity-linked awards (including Option Incentive Awards) so that all such awards are fully vested as of the date of termination, and with all option awards (including Option Incentive Awards) remaining exercisable during the full original term of the option (without regard to termination of service); and (E) continued participation in the health and welfare benefit plans of the Company during the remainder of the Initial Term or the Renewal Term (or, if longer, for the twelve (12) months following the date of termination), as applicable; provided, that the Company’s obligation to provide such benefits shall

Employment Agreement

cease at the time Executive and his covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of Executive or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination.
(vi)    For Good Reason (Change in Control); Post-Change in Control Voluntary Termination. In the case of a termination of this Agreement and Executive’s employment with the Company by Executive for Good Reason within the two (2) year period following a Change in Control, or by Executive due to a Post-Change in Control Voluntary Termination, then Executive shall be entitled to receive promptly following the date of such termination, (A) all accrued and unpaid Base Salary and bonus(es) through the date of termination (including with respect to any completed Fiscal Year); (B) a lump sum payment of two (2) times the sum of (I) the Base Salary and (II) the Maximum Bonus for the year of termination; (C) a pro rata portion of the Maximum Bonus for the year of termination in an amount equal to the product of (x) the Maximum Bonus for the Fiscal Year in which the termination of Executive’s employment occurs, multiplied by (y) a fraction, the numerator of which is the number of days in the Fiscal Year prior to the date of termination and the denominator or which is 365; (D) accelerated vesting of all outstanding equity and equity-linked awards (including Option Incentive Awards) so that all such awards are fully vested as of the date of termination, and with all option awards (including Option Incentive Awards) remaining exercisable during the full original term of the option (without regard to termination of service); and (E) continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination; provided, that the Company’s obligation to provide such benefits shall cease at the time Executive and his covered dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of Executive or any covered dependent that was not excluded under the Company’s health and welfare plans immediately prior to the date of termination; and provided further, that if the Change of Control does not satisfy the definition of a “change in control event” pursuant to Section 409A (as defined below), then the payment referred to in subclause (B) of this Section 10(d)(vi) will be paid ratably over the same time period that payments under Section 10(d)(v)(B) would have been payable, and the payment referred to in subclause (C) of this Section 10(d)(vi) will be payable at the same time that payment of the Pro Rated Bonus therein would have been paid, in each case assuming such termination of employment did not occur within the two (2) year period following a Change in Control. For purposes of this Agreement, a “Post-Change in Control Voluntary Termination” shall mean a Voluntary Termination (including, for the avoidance of doubt, Retirement) by

Employment Agreement

Executive at any time during the one (1) year period following a Change in Control.
(vii)    Health and Welfare Benefit Equivalents. To the extent that the health and welfare benefits provided for in Sections 10(d)(i), (ii), (iii), (v) and (vi) are not permissible after termination of employment under the terms of the benefit plans of the Company then in effect (and cannot be provided through the Company’s paying the applicable premium for Executive under COBRA), the Company shall pay to Executive such amount as is necessary to provide Executive, after tax, with an amount equal to the cost of acquiring, for Executive and his spouse and dependents, if any, on a non-group basis, for the required period, those health and other welfare benefits that would otherwise be lost to Executive and his spouse and dependents as a result of Executive’s termination.
(viii)    Timing of Certain Payments. Subject to Section 10(f) and 12(r): (A) any amounts payable under Section 10(d)(i)(A), 10(d)(ii)(A), 10(d)(iii)(A), 10(d)(v)(A) and 10(d)(vi)(A) shall be paid as soon as practicable, and in any event within 30 days following termination of employment; (B) any reimbursements for expenses incurred under Section 10(d)(i)(E), 10(d)(ii)(E), 10(d)(iii)(D), 10(d)(v)(E) or 10(d)(vi)(E) (to the extent such reimbursements are treated as deferred compensation subject to Section 409A) shall be paid as soon as practicable following submission of the claims but in any event not later than the third calendar year following the calendar year in which Executive’s separation from service occurs; and (C) any amount payable under Section 10(d)(vii) shall be determined as soon as practicable following termination of employment and shall be paid to Executive within 60 days following termination of employment.
(e)    Excise Tax Limitation.
(i)    Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a change in control of Company or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company shall reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments shall

Employment Agreement

only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii)    In the case of a reduction in the Total Payments, the Total Payments shall be reduced in the following order: (A) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (C) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (D) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (E) all other non-cash benefits not otherwise described in clauses (B) or (D) shall be next reduced pro-rata. Any reductions made pursuant to each of clauses (A)-(E) above shall be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation.
(iii)    For purposes of determining whether and the extent to which the Total Payments shall be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the change of control, Company’s independent auditor (the “Auditor”), does not constitute a “parachute

Employment Agreement

payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(iv)    At the time that payments are made under this Agreement, Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Executive objects to Company’s calculations, Company shall pay to Executive such portion of the Total Payments (up to 100% thereof) as Executive determines is necessary to result in the proper application of this Section 10(e). All determinations required by this Section 10(e) (or requested by either Executive or Company in connection with this Section 10(e)) shall be at the expense of Company. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 10(e) shall not of itself limit or otherwise affect any of Executive’s other rights under this Agreement.
(f)    Release. Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 10 (in excess of those otherwise required by law or the terms of any benefit plan, program or arrangement) are conditional upon and subject to Executive’s execution of the mutual Release and Covenant Not to Sue in the form attached hereto as Exhibit A (which form may be modified as mutually agreed to reflect changes in the law following the Effective Date). The Company shall execute and deliver to Executive such Release and Covenant Not to Sue within five days following the termination of employment. Executive shall then execute and deliver to the Company such Release and Covenant Not to Sue within 60 days following termination of employment, and, except as otherwise provided in Section 12(r), any payments that are subject to the execution of such Release and Covenant Not to Sue shall commence to be paid on the 61st day following termination of employment. In the event that the Company fails to execute and deliver to Executive such Release and Covenant Not to Sue as required by this Section 10(f) within five days following the termination of employment, then Executive shall have no obligation to execute or deliver such Release and Covenant Not to Sue as a condition to any payment under this Section 10.

Employment Agreement

11.    Assignment and Assumption.
(a)    This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.    Miscellaneous.
(a)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if sent via a national overnight courier service or by certified mail, return receipt requested, postage prepaid, addressed to the parties as follows:
If to Executive, to:

Sheldon G. Adelson
c/o Las Vegas Sands, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
If to the Company, to:

Las Vegas Sands, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attn: Global General Counsel
With a copy to:

Steven L. Gerard
Director, Chairman of the Compensation Committee
c/o Las Vegas Sands, LLC
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
or to such other address as any party shall request of the others by giving notice in accordance with this Section 12(a).

Employment Agreement

(b)    Integration. This Agreement is the result of substantial negotiations between the parties, represents the complete agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings (including the Prior Agreement), but excluding any prior compensation plans, programs, agreements or arrangements (including any equity-related awards).
(c)    Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.
(d)    Waiver of Provisions. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right, or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right, or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.
(e)    Amendments. This Agreement may not be amended, changed or modified except by a written document signed by each of the parties hereto.
(f)    Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof (including the Prior Agreement), but excluding any prior compensation plans, programs, agreements or arrangements (including any equity-related awards).
(g)    Successors and Assigns. All provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.
(h)    Governing Law. This Agreement shall be governed by, construed under, and interpreted in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions or any conflict of laws provisions of any other jurisdiction which would cause the application of any law other than that of the State of Nevada. Any action to enforce this agreement must be brought in a court situated in, and the parties hereby consent to the jurisdiction of, courts situated in Clark County, Nevada. Each party hereby waives the rights to claim that any such court is an inconvenient forum for the resolution of any such action.
(i)    JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS

Employment Agreement

AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.
(j)    Dispute Resolution.
(i)    Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Any controversy or claim arising out of or relating to Sections 7 or 8 of this Agreement (or the breach thereof) shall be settled by a state or federal court located in Las Vegas, Nevada.
(ii)    Any controversy or claim arising out of or related to any provision of this Agreement other than Sections 7 or 8 shall be settled by final, binding and non-appealable arbitration in Las Vegas, Nevada. Subject to the following provisions, the arbitration shall be conducted in accordance with the Employment Rules of the American Arbitration Association (the “AAA”) then in effect. The arbitration shall be conducted by a panel of three arbitrators. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the third arbitrator shall be selected from a list of seven arbitrators selected by the AAA, each of whom shall be experienced in the resolution of disputes under employment agreements for executive officers of major corporations. From the list of seven arbitrators selected by the AAA, one arbitrator shall be selected by each party striking in turn with the party to strike first being chosen by a coin toss. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The remedial authority of the arbitrators shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The Company shall be responsible for all of the fees of the AAA and the arbitrators (if applicable).
(iii)    The Company shall reimburse Executive on a current basis for one hundred percent (100%) of Executive’s reasonable legal fees and expenses in connection with any dispute, arbitration or litigation in connection with or relating to this Agreement, Executive’s employment with the Company, or the termination thereof; provided, however, that

Employment Agreement

Executive shall repay to the Company any such reimbursed amounts if it is determined by a final and non-appealable judgment that Executive’s primary claim in such dispute, arbitration or litigation was brought in bad faith. Otherwise, subject to Section 12(j)(ii), each party shall be responsible for its own expenses relating to the conduct of the arbitration or litigation, as applicable (including reasonable attorneys’ fees and expenses).
(iv)    The arbitrators shall render an award and written opinion explaining the award.
(v)    The hearing and arbitration proceedings (as well as any resulting judicial proceedings seeking to enforce or vacate any arbitration award) shall be conducted in a confidential manner and both the conduct and the results of the arbitration shall be kept confidential by the parties. The arbitrators shall be advised of the confidentiality of the proceedings and any award and decision of the arbitrators shall be written in such a way as to protect the confidentiality of personal information or information made (or recognized as) confidential by this Agreement or recognized as confidential by any confidentiality agreement.
(vi)    In the event of litigation to secure provisional relief, or to enforce, confirm or review an arbitration award under this Agreement, any such court action shall be brought under seal to the extent permitted by the court in order to maintain the confidentiality of the matter as well as the confidentiality of the arbitration, the decision and award, any personal information and the confidentiality of any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. Each party to any such judicial action shall make every effort in any pleadings filed with the court and in his or its conduct of any court litigation to maintain the confidentiality of any personal information and any information which any party is required to keep confidential pursuant to this Agreement or any other agreement involving the parties. To this end, the court shall, inter alia, be informed of the confidentiality obligations of this Agreement and shall be requested that any decision, opinion or order issued by the court be written in such a manner as to protect the confidentiality of any information which is required to be kept confidential pursuant to this Agreement or any other agreement involving the parties.
(vii)    In the event of a dispute subject to this Section 12(j), the parties shall be entitled to reasonable, but expedited discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrators. Any discovery agreed upon or authorized by the arbitrators shall be concluded prior to the date set for the hearing. In the event of a conflict between the applicable rules of the AAA and the procedures set forth in this Section 12(j), the provisions of this Section 12(j) shall govern.

Employment Agreement

(k)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(l)    Indemnification. The Company and its successors and/or assigns, will indemnify and defend Executive to the fullest extent permitted by applicable law and the Articles of Incorporation and By-Laws of the Company with respect to any claims that may be brought against Executive arising out of any action taken or not taken in the Executive’s capacity as an officer or director of the Company. In addition, Executive shall be covered, in respect of Executive’s activities as a director and officer of the Company, by the Company’s Directors and Officer liability policy or other comparable policies obtained by the Company’s successors, to the fullest extent permitted by such policies and on a basis not less favorable than any other individual covered by any such policy (including with respect to any tail coverage).
(m)    Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated “at will” by Executive or the Company.
(n)    No Mitigation. Except as expressly provided in Sections 10(d)(v) and (vi), Executive shall not be required to mitigate the value of any payments or benefits contemplated by this Agreement, nor shall any such benefits be reduced from any earnings or benefits that Executive may receive from any other source.
(o)    Headings. Section headings in this Agreement are included for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.
(p)    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(q)    Survival. Sections 7, 8, 10(d), 10(e), 11 and 12 (including Section 12(j) and 12(l)), together with any other provisions of this Agreement which, by their nature, require full or partial performance following the termination of this Agreement or Executive’s employment, shall survive and continue in full force and effect in accordance with their terms notwithstanding the termination of this Agreement and Executive’s employment for any reason.
(r)    Section 409A.
(i)    For purposes of this Agreement, “Section 409A” means Section 409A of the Code and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. In addition, for purposes of this

Employment Agreement

Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the “separation from service” requirements of Section 409A.
(ii)    It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for exemption from taxes or penalties under Section 409A. In this regard, the provisions of this Section 12(r) shall only apply if, and to the extent, required to be exempt from the imputation of any tax, penalty or interest pursuant to Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to be exempt from the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.
(iii)    Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for the benefit of Executive under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by Executive to the Company.
(iv)    Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments under Section 10(d) that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (within the meaning of Section 409A, without application of any alternative definitions permitted thereunder) or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. In addition, for a period of six months following the date of separation from service, to the extent that the Company reasonably determines that any of the benefit plan coverages described in Section 10 may not be exempt from U.S. federal income tax, Executive shall in advance pay to the Company an amount equal to the stated taxable cost of such coverages for six months. At the end of such six-month period, Executive shall be

Employment Agreement

entitled to receive from the Company a reimbursement of the amounts paid by Executive for such coverages.
(v)    For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.
(vi)    To the extent that any reimbursements pursuant to Section 6, 10 or 12 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Any such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.
(s)    Construction. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement. The word “including” (in its various forms) means including. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement at Las Vegas, Nevada as a contract under seal.

LAS VEGAS SANDS CORP.		LAS VEGAS SANDS, LLC
/s/ Robert G. Goldstein		/s/ Robert G. Goldstein
By: Robert G. Goldstein		By: Robert G. Goldstein
Its: President and Chief Operating Officer		Its: President and Chief Operating Officer

Date:	Sept. 5, 2017	Date:	Sept. 5, 2017

EXECUTIVE
/s/ Sheldon G. Adelson
By: Sheldon G. Adelson

Date:	Sept. 5, 2017

EXHIBIT A
GENERAL RELEASE
AND COVENANT NOT TO SUE
TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:
Sheldon G. Adelson (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to Executive under that Amended & Restated Employment Agreement effective as of January 1, 2017 (the “Employment Agreement”) by and among Executive, Las Vegas Sands Corp. (“LVSC”), a Nevada corporation, and Las Vegas Sands, LLC, a Nevada limited liability company and wholly-owned subsidiary of LVSC (“LVSLLC” and together with LVSC, the “Company”) does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges the Company, its assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents of any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Executive ever had, now has or shall or may have or assert as of the date of this Release and Covenant Not to Sue against the Company Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release the Company from any of its obligations to Executive under the Employment Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits upon which this Release and Covenant Not to Sue is conditioned) or any rights Executive may have to indemnification under any charter or by-laws (or similar documents) of any member of the Company Group or any insurance coverage under any directors and officers insurance or similar policies. Further, nothing in this Release and Covenant Not to Sue shall release any claims Executive may have as an shareholder or equityholder of the Company, or with respect to any equity or equity-linked awards held by Executive, or any other vested benefits to which Executive may be entitled.
The Company Group does hereby covenant not to sue or pursue any litigation against, and waives, releases and discharges Executive and Executive’s descendants, dependents,

General Release

heirs, executors and administrators and assigns, past and present (collectively, the “Executive Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Company Group ever had, now have or shall or may have or assert as of the date of this Release and Covenant Not to Sue against any member of the Executive Group relating to his employment with the Company or the termination thereof or his service as an officer or director of any subsidiary or affiliate of the Company or the termination of such service, (collectively, “Claims”); provided, however, that (i) nothing herein shall release Executive from any of Executive’s obligations and covenants under Sections 7 and 8 of the Employment Agreement, and (ii) nothing herein shall release the Executive Group from any Claims which are based upon any acts or omissions of Executive that involve fraud, gross negligence or intentional misconduct.
The parties hereto agree that this Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding covered by the terms hereof that is or may be initiated, prosecuted or maintained by any such party or his or its heirs or assigns. Executive understands and confirms that Executive is executing this Release and Covenant Not to Sue voluntarily and knowingly, but that this Release and Covenant Not to Sue does not affect Executive’s right to claim otherwise under ADEA. In addition, Executive shall not be precluded by this Release and Covenant Not to Sue from filing a charge with any relevant Federal, state or local administrative agency, but Executive agrees to waive Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
In furtherance of, and solely to the extend provided by, the agreements set forth above, the parties hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, the parties acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true, with respect to the matters released herein. Nevertheless, it is the intention of the parties to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the releases contained above. Nothing in this paragraph is intended to expand the scope of the releases as specified herein.
This Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Nevada, applicable to agreements made and to be performed entirely within such State.
Executive acknowledges that Executive has been offered a period of time of at least twenty-one (21) days to consider whether to sign this Release and Covenant Not to Sue, which Executive has waived, and the Company agrees that Executive may cancel this Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this Release and Covenant Not to Sue has been signed by all parties to this Release and Covenant Not to Sue. In order to cancel or revoke this Release and Covenant Not to Sue, Executive must

General Release

deliver to the Company written notice stating that Executive is canceling or revoking this Release and Covenant Not to Sue. If this Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this Release and Covenant Not to Sue shall be effective or enforceable by any party and the Company shall not be obligated to make the payments to Executive or to provide Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.
The parties acknowledge and agree that they have entered into this Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this Release and Covenant Not to Sue.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this                    , day of                     .

LAS VEGAS SANDS CORP.

By:
Its:

LAS VEGAS SANDS, LLC

By:
Its:

EXECUTIVE